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                                                                 EXHIBIT 10.27G

[Seal] No 7(30)/89PTC.                GOVERNMENT OF PAKISTAN
                                    MINISTRY OF COMMUNICATIONS

                                   ISLAMABAD, the 6th July 1992




M/s Pakistan Mobile Communications (P) Limited,
4th Floor, Kulsum Plaza,
Blue Area,
Islamabad

SUBJECT:  GRANT OF LICENCE FOR ESTABLISHMENT AND OPERATION OF
          CELLULAR MOBILE TELEPHONE SYSTEMS IN PAKISTAN.
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          In exercise of powers vested under Section 4 of the Telegraph Act
1885 as amended in 1975 (hereinafter called the Act), the Federal Government hereby grants Licence to M/s Pakistan Mobile Communications (Pvt) Limited, a company incorporated under laws of Companies Ordinance 1984, having its principal office at Kulsum Plaza, Blue Area, Islamabad (hereinafter called the Licencee) to establish, maintain and operate Cellular Mobile Telephone public service and systems within the territory of Pakistan, subject to registration of Telegraph Licence to establish, maintain and operate Wireless Telegraph in Pakistan for fixed stations and land mobile stations by Chairman, Pakistan Telecommunications Corporation (hereinafter called PTC) or his successor on the following terms and conditions:

1. The Licence shall be valid initially for a period of 15 years and may be renewed subject to satisfactory performance, at the discretion of the Government of Pakistan. No Licence, excluding those issued to M/s PAKTEL and PAKCOM and now PMCL, shall be granted for this purpose to any other party during the period of 15 years from the date of starting the operations. Review period of the Licence for renewal thereof could commence three years before expiry of this period.

2.1 The Licencee shall pay royalty at the rate of 4% of gross sales revenues minus PTC call charges and 4% of net profit after tax.

2.2 The Licencee will make quarterly payment to the Chairman, PTC, of "Royalty" as provided in the Licence in Pak Rupees in arrears but not later than 30 days after the receipt by the Chairman, PTC, of the audited accounts of the Licencee according to the prescribed time schedule.


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2.3    The Licencee shall have the right to bill its own charges and Pakistan
       Telecommunications Corporation's charges directly to its customers, and the Licencee shall not charge more than PTC's published charges.
       If necessary the Licencee would be responsible for providing appropriate size of billing and accounting equipment to be installed at PTC premises. In that case the purchase of such equipment would be financed by Licencee and adjusted against payment due to PTC.

2.4    The rate at which the Licencee accounts with the Pakistan
       Telecommunications Corporation for use of PTC's services shall be the prevailing PTC published tariff.

2.5 The Licencee shall be responsible for submission of the monthly accounts, and their settlement with the designated local Accounts offices. All charges levied by the PTC shall be paid within 30 days of settlement of account.

3. The Licencee shall pay import duties and taxes, levied on imported machinery and equipment as per existing regulations inforce from time to time.

4. The Ministry of Communications shall be the Regulating Authority and will exercise all the powers of the Government of Pakistan in this behalf under the Act (as amended in 1975).

5.1 The Licencee shall, following consultation and agreement with the licencing Authority publish its rate of Rs. 4/per minute of air time and tariffs subject to changes as may be decided from time to time for the use of each of the Licenced Services and the rental or purchase of any apparatus or equipment needed for the use of the Licenced Services and shall submit to the Licencing authority, for approval, such increases to these rates as the Licencee may think reasonable from time to time. Revisions to such rates and tariffs may be allowed by the Government subject to justification.

5.2 The Licencee shall submit its application for revision of rates 90 days prior to the date of revision and the Licencing authority will respond to such applications within 60 days of receipt of same. The Licencee shall, in turn, notify its customers for any change in rates 30 days prior to the introduction of new rates.


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5.3    Upon the establishment or revision of the rates and tariffs, regard shall be had (interalla) to the costs to the Licencee of establishing and operating the Licenced Services and Licenced System, the need to amortize all capital expenditure of and loans to the Licencee, the need to provide for further investment in the improvement and expansion of the Licenced Services or the Licenced System, the ability of the Licencee to pay royalties as herein provided, the right of the Licencee to a reasonable return on the investment made by it under or in relation to this Licence and the published retail price index for Pakistan.

5.4 Tariffs, for the use of Licenced Services, shall be effective from the date of grant of this Licence and shall remain in force until such time as they become subject to review.

6. The Licencee shall provide licenced Services within 30 days of the issue of this Licence in at least the major cities of Pakistan, i.e. Islamabad/Rawalpindi, Karachi and Lahore to begin with. The services at other places in Pakistan shall be provided in consonance with the development programme advised to the Licencing authority and based on purely commercial and economic considerations. However, it shall be the responsibility of the Licencee to provide, as practically possible, a nationwide network.

7.1 The Licencee shall be obliged to submit his proposals in relation to the Transmission Plan, Signalling Plan, Switching Plan, Numbering Plan, Charging Plan, Quality Assurance Plan to the Chairman, PTC, for approval.

7.2 Initially, where the Pakistan Telecommunications Corporation plans do not allow for interface with the Cellular Network, the Licencee will incur the cost of the additional equipment on behalf of the PTC. This cost will be repaid out of the charges accruing to the PTC from the Licencee. The actual method of adjustment will be suitably arranged between Licencee and Chairman, PTC. The work will be undertaken by the manufacturer under PTC supervision.

7.3 The Licencee shall be allowed to Interconnect the licenced System with other exchanges on different hierarchical levels on grounds of economy, performance and other benefits.


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7.4    The Licencee shall be responsible, in all respects to install and have necessary technical, financial, managerial and other resources to ensure the provision of the services specified in the Licence.

7.5 The Licencee shall regularly publish and provide the subscribers, under intimation to Chairman, PTC, suitable directory information specifying the charges, terms and conditions, facilities of the services in accordance with terms and conditions of the Licence.

7.6 The Chairman, PTC, may permit printing of directory information of Licenced Services in the normal telephone directory published by the Chairman, PTC, on payment of prescribed charges by the Licencee.

7.7 The Licencee shall comply with relevant laid-down International Telecommunications Standards of Consultative Committee of
       International telegraph and Telephone (CCITT), Consultative Committee of International Radio (CCIR) and National Standards.

7.8 If desired the Licencee shall provide at his cost and set up suitable equipment at Telegraph and Telephone Centres enabling Government to monitor the performance, traffic billing or any other aspect desired by the Chairman, PTC.

7.9 The Licencee would be required to pay rent of the facilities utilised at Telegraph and Telephone Centres, within 30 days upon serving a demand note by the Department.

7.10 The Licencee shall not lease or sell to any person or company the ownership of the system or any part of it except subscriber terminal set/apparatus.

7.11 As far as technically possible the Licencee would comply with the requirement of National security and secrecy of communication and in this regard shall comply with any directions given by the Chairman, PTC, issued from time to time which would be binding on the Licencee to implement.

8.1 The system will be designed for a system availability of 99.5% of the time and maximum 3% blocking in Switching will be acceptable.

8.2 The system will be designed to cater for the number of subscribers connected to it and will ensure an acceptable level of service and price.


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8.3    The Licencee shall accept the frequency, powers, conditions of the
       Wireless Licence (Cellular Mobile, Approach Links etc) issued by the Chairman, PTC, with the permission of the competent authority, for the system standard of ETA, IS3d, IS19A and IS20. The Chairman, PTC, reserves the right to close down such transmissions without notice in event of their being harmful interference from radio equipment apparatus of the Licencee.

8.4 No support poles, stays, struts or any other type fixtures will be fixed at any public road or road reservation without prior approval of the concerned local authority.

8.5 The aerial and mast erected for use at any of the stations shall comply with the requirement of International Civil Aviation Organisation rules and regulations.

8.6 The apparatus used for the Licensed Systems shall comply with the relevant laid-down International regulations and recommendations of CCITT/CCIR/National Standards which shall be binding on the Licencee to follow and implement within the stipulated time.

9.1 The Licencee shall advise Chairman, PTC, of the format in which it will enter into a formal agreement with the subscriber regarding conditions of provision of Cellular Mobile services and obtain approval.

9.2 The Licencee shall ensure the satisfactory billing of local, national, international and other charges and that the tariffs are according to rates approved by Chairman, PTC.

9.3 The Licencee shall make suitable arrangements for distribution of monthly bills and allocation of charges.

9.4 The Licencee shall make suitable arrangements for settlement of excessive billing and service quality complaints.

10. The Licencee shall make suitable arrangements for interworking between other licenced systems allowed to operate concurrently and parallelly, and will also make suitable accounting arrangement with the other Licencees direct.


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11.    The Licencee shall keep confidentiality of the message transmitted over the Licencee's System and shall not divulge the contents of any message or part thereof to any person not entitled to become acquainted with the system. The provision of Article 5 of the Telegraph Act will be observed. The facility of tracing of obnoxious calls, would however, be afforded to the customer of this service on no cost and obligation basis. Name of such defaulter will not be divulged by the Licencee to any one except the Chairman, PTC.

12. The Licencee shall be entitled to all facilities and concessions as are admissible to foreign investment in Pakistan under Pakistan Laws, Rules and Regulations including but not limited to repatriation of foreign capital and remittance of profits.

13. The Licencee shall have the right to employ expatriate staff to assist in the establishment, operation and maintenance of Licenced System and the Licenced Services in accordance with the relevant laws/rules of the Government of Pakistan subject to the condition that no qualified person to run or operate the services is available in the country.

14. The Licencee shall ensure suitable arrangements for local manufacture of Cellular Subscriber's terminal equipment.

15. Notwithstanding anything to the contrary contained in this Licence, if the Licencee shall be rendered unable to carry out the whole or any part of its obligations under this Licence for any reasons beyond the control of the Licencee, including but not limited to, acts of God, strikes, wars, riots etc. then the performance of the obligations of the Licencee as it is affected by such cause shall be excused during the continuance of any inability so caused, provided that the Licencee has taken all appropriate precautions and reasonable measures to fulfill its obligations and that it shall without delay give notice to Government/Chairman, PTC, stating the causes of such inability and its effects to remove such cause and remedy its consequences.

16. A Licence will be issued by the Chairman, PTC, to the Licencee on formal application and completion of prescribed procedure for use of frequencies and land mobile equipment.

17. Cellular subscriber equipment can only be imported, distributed and maintained by the Licencee or its subsidiary or its nominated agent.


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18.1   The Chairman, PTC, shall use his authority to assist the Licencee to have the right to build, construct, install, lay, exert, place, assemble and otherwise deal with any plan, equipment, lines, cable, buildings, Licensed System or the provision of the Licensed Services.

18.2 Where any interest in, over or under any land or building is required by the Licencee for any of the purposes referred to in section 4 above, and the Licencee has failed after negotiation with the holder of the interest to acquire such interest for purposes for which it is so required, it will report such fact to the Licensor/Licencing Authority and the Licensor/licencing Authority will, if it considers it necessary or desirable to do so, after consultation with the relevant authorities acquire the interest for and on behalf of the Licencee.

18.3 The Licencee shall report to the Licencing Authority from time to time on its requirements for land, buildings and other facilities, including inter-connection with the Public Switched Network for use within the Licenced Systems. The Licencing Authority shall indicate to the Licencee the availability of such facilities and the terms on which they will be made available to the Licencee. Furthermore, the Licencing Authority shall take account of the Licencee's requirements in planning and constructing the Public Switched Network.

19. The Licencee shall initially install the mobile telephone exchanges/equipment as per their original proposal and simultaneously ensure compatibility with PTC's exchanges/equipment to the satisfaction of the PTC authorities.

20.    The Federal Government may at any time revoke the Licence under section 8 of the Act, on the breach of any of the conditions hereinabove contained, or in default of payment of any consideration payable under the Licence.

21. The Licence is subject to the provisions of the Act and the rules made thereunder from time to time.

22. This Licence is subject to such changes/modifications as may be considered expedient and necessary from time to time.

                                                  /s/
                                        -------------------------
                                              W.A.Asothaa
                                          Section Officer (PTC)
                                        Ministry of Communications
                                         (Communications Division)
                                                Islamabad


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